Exhibit 99.1

July 15, 2004

Dear FACC Shareholder:

You may be aware that the Brooke Corporation recently filed notification with the U.S. Securities and Exchange Commission and issued a press release stating that they are exploring the purchase of additional shares of FACC stock.

While acquiring additional shares in a company typically reflects an investor's favorable view of a company's prospects, several statements in Brooke Corporation's announcement merit clarification.

For example, under the direction of FACC's Board of Directors, the Company's new management team has drafted and begun implementing a comprehensive strategic business plan which has helped the Company to:

* Grow assets by 4.7% since the end of 2003, to $ 21.7 million at the end of the first quarter of 2004. Of this amount, $13.9 million is "liquid" (allowing the Company to meet current obligations with cash or other assets that can be quickly converted to cash).

* Post net income of approximately $367,000 in the first quarter of 2004. While this does not guaranty that similar results will be achieved through the balance of the year, it helps demonstrate management's commitment to pursuing enhanced profitability and increased shareholder value.

* Enhance Stockholder's Equity to $9.5 million at the end of the first quarter of 2004, a slight increase over 2003 year-end.

* Reduce Operating Expenses/Salaries and Benefits by approximately $253,000 in the first quarter of 2004, compared to the same period last year.

* Write life insurance premiums and annuity deposits totaling $1.7 million in the first quarter of 2004.

* Increase the number of insurance agents appointed with First Life America Corporation, the insurance subsidiary, to approximately 520 at the end of the first quarter of 2004.

* Achieve a statutory profit at First Life America Corporation of approximately $72,000 in the first quarter of 2004.

We are focused on enhancing the company's business operations and long-term value for all shareholders. In that regard, the Company continues to work toward: (1) Finding a market maker to enable the shareholders to trade their stock; (2) developing new and profitable insurance products; (3) securing other sources of revenues through alliances with other companies; and (4) reducing costs through a disciplined budget review.

Thank you again for your time and support.

	Sincerely,					Sincerely,

        /s/ John Van Engelen                            /s/ Harland E. Priddle
	John Van Engelen				Harland Priddle
	President/CEO					Chairman

Statements contained in this release that are not historical facts may constitute forward-looking statements. Actual results may differ materially from those stated or implied in the forward-looking statements. First American Capital Corp. assumes no obligation to update the information contained in this release.